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                                                                      Exhibit 23

                CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS




     We consent to the incorporation by reference in the Registration Statement (S-8 number 33-82204) and related Prospectus pertaining to the Amended and Restated 1989 Stock Option Plan for Officers and Key Employees, as amended, and in the Registration Statement (S-8 number 48543) and related Prospectus pertaining to the 1992 Non-Officer Directors Stock Option Plan, of PacifiCare Health Systems, Inc. of our report dated November 18, 1996 with respect to the consolidated financial statements and schedule of PacifiCare Health Systems, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 1996.



                                        ERNST & YOUNG LLP


Los Angeles, California
December 12, 1996